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                                   EXHIBIT 11

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


                                 OHM CORPORATION

                        COMPUTATION OF PER SHARE EARNINGS

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                            Years Ended December 31,
                                                                      1996              1995             1994
                                                                      ----              ----             ----
PRIMARY:
        Average Shares Outstanding                                   26,820            22,283          15,582
        Net effect of dilutive stock options and warrants--
           based on the treasury stock method                            24               242               -
                                                                    -------           -------        --------

                        Total                                        26,844            22,525          15,582
                                                                    =======           =======        ========

        Net income (loss)                                           $11,515           $ 6,807        $ (7,616)
                                                                    =======           =======        ========

        Per share amount                                            $  0.43           $  0.30        $  (0.49)
                                                                    =======           =======        ========


FULLY DILUTED:
        Average shares outstanding                                   26,820            22,283          15,582
        Net effect of dilutive stock options and warrants--
           based on the treasury stock method                            43  (2)         242 (2)             - (1)
                                                                    -------           -------         --------

                        Total                                        26,863            22,525          15,582
                                                                    =======           =======         =======

        Net income (loss)                                           $11,515           $ 6,807         $(7,616)
                                                                    =======           =======         ========

        Per share amount                                            $  0.43           $  0.30         $ (0.49)
                                                                    =======           =======         ========


(1) Fully dilutive effect of stock options and warrants on per share amounts for the year ended December 31, 1994 were antidilutive. Accordingly, fully diluted per share amounts were not presented in the Company's consolidated statements of operations.

(2) Fully dilutive effect of stock options and warrants on per share amounts for the years ended December 31, 1996 and 1995 have not been presented in the statement of operations since any reduction of less than 3% in the aggregate need not be considered as dilution.